NOTES TO FINANCIAL STATEMENTS
SEI Daily Income Trust
January 31, 1996

Shareholder Voting Results
There was a special meeting scheduled for July 28, 1995 at which the shareholders of the Money Market and Prime Obligation Portfolios
(the "Portfolios") voted on a series of proposals (the "Proposals"). With respect to the Prime Obligation Portfolio, the meeting was adjourned until August 3, 1995. Proposal III related solely to the Money Market Portfolio. Each Proposal and the results of the shareholder meeting are set forth below (unaudited):

I.	Proposal to approve the elimination of the fundamental policy requiring each portfolio to invest its assets solely in the securities listed as appropriate investments.

                                             		Prime
	                 	Money                      	Obligation
		                 Market Portfolio           	Portfolio

	For	              145,629,802.00          	1,583,847,565.17
	Against            	1,648,601.00             	69,605,552.00
	Abstain	              232,253.00              	3,157,819.00

II.	Proposal to approve the elimination of the fundamental policy requiring each portfolio to invest in securities maturing in one year or less and to maintain an average weighted maturity of 120 days.

                                             			Prime
	                 	Money                       	Obligation
		                 Market Portfolio            	Portfolio

	For                	146,934,842.00	           1,635,230,466.17
	Against                	343,561.00              	18,505,201.00
	Abstain                	232,253.00               	3,156,616.00

III.	Proposal to approve the elimination of the fundamental policy requiring the Money Market portfolio to concentrate its investments in obligations of domestic banks and U.S. branches of foreign banks.

               			Money
		                Market Portfolio

	For              		146,934,841.00
	Against	              	343,562.00
	Abstain	              	232,253.00

There were no broker non-votes submitted and no other proposals voted on at such meeting.